Exhibit 12.1

                           WELLS ALUMINUM CORPORATION
                      RATIO OF EARNINGS TO FIXED CHARGES(1)


                         Fiscal Year Ended December 31,

                                     1997         1996         1995         1994        1993
                                   -------      -------      -------      -------      -------
EARNINGS:

Operating profit ............      $20,152      $21,078      $21,930      $14,645      $11,737

Portion of rent expense
representative of an interest
factor ......................          514          499          478          499          463
                                   -------      -------      -------      -------      -------

Earnings(2) .................      $20,666      $21,577      $22,408      $15,094      $12,200

FIXED CHARGES

Interest expense ............      $ 8,842      $ 5,176      $ 7,087      $ 8,443      $ 8,487

Portion of rent expense
representative of an interest
factor ......................          514          499          478          449          463
                                   -------      -------      -------      -------      -------

Total fixed charges .........      $ 9,356      $ 5,675      $ 7,565      $ 8,892      $ 8,950



RATIO OF EARNINGS TO
FIXED CHARGES ...............        2.21x        3.80x        2.96x        1.70x        1.36x
                                   -------      -------      -------      -------      -------

(1) For the purpose of determining the ratio of earnings to fixed charges, earnings consists of earnings before income taxes and fixed carges. Fixed charges consist of interest expense, whether expensed or capitalized, including amortization of deferred financing costs, and the portion of rental expense considered to be interest.

(2) The Company recognized an extraordinary loss on the refinancing of debt of $1,292 in 1997 and $1,092 in 1994.